UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: February 21, 2006

(Date of Earliest Event Reported)

PENN VIRGINIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Virginia	1-13282	23-1184320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300
100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 21, 2006, the Compensation and Benefits Committee of the Board of Directors of Penn Virginia Corporation (the “Company”) approved the Company’s Second Amended and Restated 1999 Employee Stock Incentive Plan, which amended and restated the Company’s Amended 1999 Employee Stock Incentive Plan (the “Plan”). The principal changes to the Plan are described below.

Definition of Cause. The Plan was amended to clarify that, for purposes of the Plan, the definition of “Cause” for any participant with an employment agreement or a change of control agreement shall be the same as the definition of cause in such agreement.

Change of Control. The Plan was amended to add a definition for “Change of Control” and to provide that, upon a “change of control,” (a) all options to purchase Company stock will automatically vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and (b) all restricted Company stock will automatically vest and all restrictions will lapse.

Retirement. The Plan was amended to add a definition for “Retirement” and to provide that, if a participant “retires” (i.e., voluntarily stops working after ten years of service and age 62), his or her options to purchase Company stock will immediately vest and will remain exercisable for ten years from the date of grant and his or her restricted Company stock will immediately vest and all restrictions will lapse.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Penn Virginia Corporation Second Amended and Restated 1999 Employee Stock Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2006

Penn Virginia Corporation

By:	/s/ Nancy M. Snyder
Nancy M. Snyder
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
10.1	Penn Virginia Corporation Second Amended and Restated 1999 Employee Stock Incentive Plan.